Exhibit 10.1

Execution Version

Sponsor Support Agreement

This SPONSOR SUPPORT AGREEMENT is made as of August 10, 2023 (this “Agreement”) by and among Blue World Acquisition Corporation, a Cayman Islands exempted company (the “SPAC”), Blue World Holdings Limited, a Hong Kong private company limited by shares (the “Sponsor”), and TOYO Co., Ltd, a Cayman Islands exempted company (the “PubCo”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Agreement and Plan of Merger (as defined below), and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set forth in Section 1.3 of the Agreement and Plan of Merger (as defined below).

WHEREAS, the SPAC, PubCo, TOYOone Limited, a Cayman Islands exempted company (the “Merger Sub”), TOPTOYO INVESTMENT PTE. LTD., a Singapore private company limited by shares (“SinCo”), Vietnam Sunergy Cell Company Limited, a Vietnamese company, (the “Company”, together with PubCo, Merger Sub and SinCo, the “Group Companies”, or each individually, a “Group Company”), Vietnam Sunergy Joint Stock Company, a Vietnam joint stock company (“VSUN”), and Fuji Solar Co., Ltd, a Japanese company (“Fuji Solar”, together with VSUN, the “Shareholders”, or individually, a “Shareholder”) are concurrently herewith entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented, the “Agreement and Plan of Merger”) pursuant to which SPAC shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”), as a result of which, among others, all of the issued and outstanding securities of SPAC immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of PubCo, in each case, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger and in accordance with the provisions of the Cayman Companies Act and other applicable Laws;

WHEREAS, pursuant to and as consideration for the Merger, the holders of SPAC Shares, SPAC Warrants, SPAC Rights or SPAC Units will receive PubCo Ordinary Shares or PubCo Warrants, as applicable, in accordance with the terms and conditions set forth in the Agreement and Plan of Merger;

WHEREAS, the Sponsor is, as of the date of this Agreement, the sole legal owner of such number of SPAC Shares, SPAC Warrants, SPAC Rights and SPAC Units (collectively, “SPAC Securities”) set forth opposite the Sponsor’s name on Schedule A hereto (such SPAC Shares, including SPAC Shares underlying SPAC Securities, together with any SPAC Shares or other securities (including any securities convertible into or exercisable or exchangeable for SPAC Shares) (a) issued or otherwise distributed to the Sponsor pursuant to any stock dividend or distribution, (b) resulting from any change in any of the SPAC Shares or other share capital of SPAC by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the legal ownership of which is acquired by the Sponsor, including by exchange or conversion of any other security, or upon exercise of options, settlement of restricted share units or capitalization of Working Capital Loans, or (d) as to which the Sponsor acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to herein as the “Subject Shares”(including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into));

WHEREAS, the Sponsor, certain shareholders of the SPAC, Maxim Group LLC and the SPAC have entered into a letter agreement dated January 31, 2022 (the “Insider Letter Agreement”), pursuant to which the Sponsor has agreed to vote all Class A Ordinary Shares of SPAC now or thereafter acquired by it in favor of a business combination of the SPAC;

WHEREAS, the Sponsor, certain shareholders of the SPAC and the SPAC have entered into a share escrow agreement dated January 31, 2022 (the “Share Escrow Agreement”) with Continental Stock Transfer & Trust Company, a New York limited liability trust company (the “Escrow Agent”), pursuant to which the Sponsor has deposited 2,280,000 SPAC Class B Ordinary Shares into an escrow account managed by the Escrow Agent and has agreed not to transfer such shares during certain period of time following the consummation of a business combination subject to certain exceptions; and

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger, the SPAC and PubCo have requested that the Sponsor enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. REPRESENTATIONS AND WARRANTIES OF SPONSOR. The Sponsor hereby represents and warrants to the SPAC and PubCo as of the date of this Agreement as follows:

1.1 Organization. The Sponsor has been duly formed and is validly existing as a Hong Kong private company limited by shares in good standing under the Laws of Hong Kong, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Sponsor is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which the character of the property owned, leased or operated by it or the nature of the business conducted by it is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not prevent, impede or, in any material respect, interfere with, delay or adversely affect the ability of the Sponsor to perform its obligations under this Agreement and the documents contemplated hereby and consummate the transactions contemplated hereby and thereby.

1.2 Due Authorization. The Sponsor has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved. No other company proceeding on the part of the Sponsor is necessary to authorize the execution and delivery of this Agreement and the documents contemplated hereby or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Sponsor, and assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

1.3 Governmental Approvals. No consent of or with any Governmental Authority on the part of the Sponsor is required to be obtained or made in connection with the execution, delivery or performance by the Sponsor of this Agreement and the documents contemplated hereby or the consummation by the Sponsor of the transactions contemplated hereby and thereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, interfere with, delay or adversely affect the performance by the Sponsor of its obligations under this Agreement and the documents contemplated hereby.

1.4 No Conflict. The execution and delivery of this Agreement by the Sponsor and the other documents contemplated hereby by the Sponsor, the consummation of the transactions contemplated hereby and thereby and compliance with any of the provisions hereof and thereof by Sponsor do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of the Sponsor;

(b) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Governmental Order applicable to the Sponsor or any of its properties or assets;

(c) (i) violate or conflict with any provision of, or result in the breach of,(ii) result in the loss of any right or benefit under, (iii) give rise to any obligation to obtain any third party consent from any Person, (iv) accelerate the performance required by the Sponsor under, (v) constitute (with or without due notice or lapse of time or both) a default, (vi) result in the termination, withdrawal, suspension, cancellation or modification of, (vi) result in a right of termination or acceleration under, (vii) give rise to any obligation to make payments or provide compensation under, or (viii) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the Sponsor is a party or by which the Sponsor may be bound; or

(d) result in the creation of any Lien upon any of the properties or assets of the Sponsor;

except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not prevent, impede or, in any material respect, interfere with, delay or adversely affect the ability of the Sponsor to perform it obligations under this Agreement and the documents contemplated hereby and consummate the transactions contemplated hereby and thereby.

1.5 SPAC Securities. The Sponsor is the sole legal and beneficial owner of the SPAC Securities set forth opposite the Sponsor’s name on Schedule A hereto, and all such SPAC Securities are owned by the Sponsor free and clear of all Liens or encumbrances, other than (a) any Contract in existence as of the date of this Agreement as disclosed on Schedule B hereto, or (b) Liens or encumbrances pursuant to the Sponsor’s Governing Documents, SPAC’s Governing Documents, the Insider Letter Agreement, the Share Escrow Agreement, the Agreement and Plan of Merger, this Agreement or any other Transaction Document or applicable securities laws. The Sponsor does not own legally or beneficially any shares or warrants of the SPAC other than the SPAC Securities set forth opposite the Sponsor’s name on Schedule A hereto. The Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement, the Insider Letter Agreement, or the applicable provisions in the Governing Documents of the Sponsor as disclosed on Schedule B hereto.

1.6 Agreement and Plan of Merger. The Sponsor understands and acknowledges that the SPAC and PubCo are entering into the Agreement and Plan of Merger in reliance upon the Sponsor’s execution and delivery of this Agreement. The Sponsor has received a copy of the Agreement and Plan of Merger, is familiar with the provisions of the Agreement and Plan of Merger and has consented to (and hereby consents to) the SPAC’s entry into the Agreement and Plan of Merger.

1.7 Adequate Information. The Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of the SPAC and the Group Companies to make an informed decision regarding this Agreement and the transactions contemplated by the Agreement and Plan of Merger and has independently and without reliance upon the SPAC and the Group Companies and based on such information as the Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sponsor acknowledges that the SPAC and the Group Companies have not made and do not make any representation or warranty to the Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the other Transaction Documents. The Sponsor acknowledges that the agreements contained herein with respect to the Subject Shares held by the Sponsor are irrevocable.

1.8 Restricted Securities. The Sponsor understands that the PubCo Ordinary Shares and PubCo Warrants that it may receive in connection with the Transactions, including upon exercise, settlement, conversion or exchange of any other securities received in connection with the Transactions, may be “restricted securities” under applicable U.S. federal and state securities laws and, if the Sponsor is an affiliate of PubCo, “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, pursuant to these laws, the Sponsor would be restricted from pubic trading of such PubCo Ordinary Shares and PubCo Warrants indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

1.9 Litigation and Proceedings.

(a) There are no pending or, to the knowledge of the Sponsor, threatened, Legal Proceedings against the Sponsor or its properties or assets; and

(b) there is no outstanding Governmental Order imposed upon the Sponsor; nor are any properties or assets of the Sponsor or its businesses bound or subject to any Governmental Order;

except, in each case, as would not prevent, impede or, in any material respect, interfere with, delay or adversely affect or materially adversely affect the ability of the Sponsor to perform it obligations under this Agreement and the documents contemplated hereby and consummate the transactions contemplated hereby and thereby.

2. REPRESENTATIONS AND WARRANTIES OF SPAC. The SPAC hereby represents and warrants to the Sponsor and PubCo as of the date of this Agreement as follows:

2.1 Organization. The SPAC has been duly incorporated, organized or formed and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. It is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which the character of the property owned, leased or operated by it or the nature of the business conducted by it is such as to require it to be so licensed or qualified or in good standing (or equivalent status, to the extent that such concept exists) except where the failure to be so licensed or qualified or in good standing would not prevent, impede or, in any material respect, interfere with, delay or adversely affect its ability to perform its obligations under this Agreement and the documents contemplated hereby and consummate the transactions contemplated hereby and thereby.

2.2 Due Authorization. The SPAC has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved. No other company proceeding on its part is necessary to authorize the execution and delivery of this Agreement and the documents contemplated hereby or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by it, and assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.3 No Conflict. The execution and delivery of this Agreement by the SPAC and the other documents contemplated hereby by it, the consummation of the transactions contemplated hereby and thereby and compliance with any of the provisions hereof and thereof by it do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under its Governing Documents,

(b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to it or any of its properties or assets,

(c) (i) violate or conflict with any provision of, or result in the breach of, (ii) result in the loss of any right or benefit under, (iii) give rise to any obligation to obtain any third party consent from any Person, (iv) accelerate the performance required by it under, (v) constitute (with or without due notice or lapse of time or both) a default, (vi) result in the termination, withdrawal, suspension, cancellation or modification of, (vi) result in a right of termination or acceleration under, (vii) give rise to any obligation to make payments or provide compensation under, or (viii) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which it is a party or by which it may be bound, or

(d) result in the creation of any Lien upon any of its properties or assets,

except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not prevent, impede or, in any material respect, interfere with, delay or adversely affect its ability to perform it obligations under this Agreement and the documents contemplated hereby and consummate the transactions contemplated hereby and thereby.

3. REPRESENTATIONS AND WARRANTIES OF PUBCO. The PubCo hereby represents and warrants to the Sponsor and the SPAC as of the date of this Agreement as follows:

3.1 Organization. PubCo has been duly incorporated, organized or formed and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. It is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which the character of the property owned, leased or operated by it or the nature of the business conducted by it is such as to require it to be so licensed or qualified or in good standing (or equivalent status, to the extent that such concept exists) except where the failure to be so licensed or qualified or in good standing would not prevent, impede or, in any material respect, interfere with, delay or adversely affect its ability to perform its obligations under this Agreement and the documents contemplated hereby and consummate the transactions contemplated hereby and thereby.

3.2 Due Authorization. PubCo has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved. No other company proceeding on its part is necessary to authorize the execution and delivery of this Agreement and the documents contemplated hereby or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by it, and assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3 No Conflict. The execution and delivery of this Agreement by PubCo and the other documents contemplated hereby by it, the consummation of the transactions contemplated hereby and thereby and compliance with any of the provisions hereof and thereof by it do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under its Governing Documents,

(b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to it or any of its properties or assets,

(c) (i) violate or conflict with any provision of, or result in the breach of, (ii) result in the loss of any right or benefit under, (iii) give rise to any obligation to obtain any third party consent from any Person, (iv) accelerate the performance required by it under, (v) constitute (with or without due notice or lapse of time or both) a default, (vi) result in the termination, withdrawal, suspension, cancellation or modification of, (vii) result in a right of termination or acceleration under, (viii) give rise to any obligation to make payments or provide compensation under, or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which it is a party or by which it may be bound, or

(d) result in the creation of any Lien upon any of its properties or assets,

except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not prevent, impede or, in any material respect, interfere with, delay or adversely affect its ability to perform it obligations under this Agreement and the documents contemplated hereby and consummate the transactions contemplated hereby and thereby.

4. SUPPORT FOR BUSINESS COMBINATION. The Sponsor hereby covenants and irrevocably undertakes to the SPAC and PubCo during the term of this Agreement as follows:

4.1 Agreement to Vote in Favor of the Transactions. At any meeting of the SPAC Shareholders called to seek the SPAC Shareholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the SPAC Shareholders or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Agreement and Plan of Merger, any other Transaction Document, the Merger or any other Transaction is sought or required, the Sponsor shall:

(a) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

(b) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the SPAC Shareholder Approval, or, if there are insufficient votes in favor of granting the SPAC Shareholder Approval, in favor of the adjournment or postponement of such meeting of the SPAC Shareholders to a later date; and

(c) in other circumstances in which a vote, consent or approval is required or sought under the Governing Documents or any Contract of the SPAC or otherwise, in respect of any Transaction, the Sponsor shall vote the Subject Shares, or grant a consent or approve in respect of the Subject Shares.

4.2 Agreement to Vote Against Other Matters. At any meeting of SPAC Shareholders or at any adjournment or postponement thereof, or in connection with any written consent of the SPAC Shareholders or in any other circumstances upon which the Sponsor’s vote, consent or other approval is sought, the Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a) any agreement and plan of merger, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the SPAC or any public offering of any shares of SPAC or, in case of a public offering only, a newly-formed holding company of SPAC (in each case, other than in connection with the Agreement and Plan of Merger, the Merger and the other Transactions);

(b) any SPAC Acquisition Proposal (other than in connection with the Agreement and Plan of Merger, the Merger and the other Transactions); and

(c) any amendment of the SPAC’s Governing Documents or Contracts, or other proposal or transaction involving the SPAC, which amendment or other proposal or transaction would prevent, impede or, in any material respect, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, prevent or nullify any provision of the Agreement and Plan of Merger or any other Transaction Document, the Merger or the other Transactions or change in any manner the voting rights of any class of the SPAC’s share capital (other than in connection with an extension to provide the SPAC with additional time to complete the Merger).

4.3 No Transfer. Other than (i) pursuant to this Agreement, (ii) upon the consent of the other parties hereto, or (iii) to any Person (including any Affiliate of the Sponsor), calculated on an aggregate basis, in one or more transactions, of no more than five percent (5%) of the issued and outstanding SPAC Shares as of the date hereof (provided that such Person shall enter into a written agreement, in form and substance reasonably satisfactory to the other parties hereto, agreeing to be bound (x) by this Agreement to the same extent as the Sponsor was with respect to such transferred Subject Shares and (y) by that certain Sponsor Lock-up Agreement in substantially the form attached to the Agreement and Plan of Merger as Exhibit C, to be entered into by and between the Sponsor and PubCo prior to the Merger Effective Time, to the same extent as the Sponsor will be with respect to the PubCo Ordinary Shares converted from such transferred Subject Shares upon the Merger Closing), from the date of this Agreement until the earlier to of (A) the date of termination of this Agreement and (B) the Merger Closing Date, the Sponsor shall not, directly or indirectly, (a) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder with respect to, any of the Subject Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Subject Shares, whether any such transaction is to be settled by delivery of such Subject Shares, in cash or otherwise, or (c) make public announcement of any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Merger and the other Transactions, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement, the Agreement and Plan of Merger, other Transaction Documents or the voting and other arrangements under the Governing Documents of SPAC, (iii) take any action that would reasonably be expected to make any representation or warranty of the Sponsor herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling the Sponsor from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying the Sponsor from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. The Sponsor agrees with, and covenants to, the other parties hereto that the Sponsor shall not request that the SPAC register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.4 Waiver of Dissenters’ Rights. The Sponsor hereby irrevocably and unconditionally agrees and undertakes not to exercise or assert, any dissenters’ rights under Section 238 of the Companies Act (as revised) of the Cayman Islands and any other similar statute in connection with the Transactions and the Agreement and Plan of Merger.

4.5 Existing Covenants. Other than pursuant to this Agreement or as expressly contemplated by the Agreement and Plan of Merger, the SPAC Shares and SPAC Units remain subject to the Insider Letter Agreement and the Share Escrow Agreement and the Sponsor shall not take any action in violation of or resulting in a breach of the Insider Letter Agreement or the Share Escrow Agreement.

4.6 No Redemption. The Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, the Sponsor shall not elect to cause the SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by the Sponsor, or submit or surrender any of its Subject Shares, in connection with the transactions contemplated by the Agreement and Plan of Merger or otherwise.

4.7 No Solicitation by the Sponsor. From the date hereof until the Merger Closing Date or, if earlier, the termination of the Agreement and Plan of Merger in accordance with Article XII thereof, except for the purpose of Transaction Financings, the Sponsor shall not, and shall cause its controlled Affiliates and Subsidiaries and direct its and their respective Representatives not to, directly or indirectly:

(a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to a SPAC Acquisition Proposal;

(b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning the SPAC to any third party relating to a SPAC Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of the SPAC, in each case for the purpose of encouraging or facilitating a SPAC Acquisition Proposal;

(c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to a SPAC Acquisition Proposal; or

(d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, a SPAC Acquisition Proposal.

From and after the date hereof, the Sponsor shall, and shall cause its controlled Affiliates and Subsidiaries and direct its and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Group Companies and the Shareholders and their respective Representatives) with respect to a SPAC Acquisition Proposal.

4.8 Sponsor Earnout Equities. Each of the parties hereto agrees that at the Merger Closing, the Sponsor shall irrevocably surrender certain amount of the Sponsor Earnout Equities for cancellation pursuant to Section 4.8(a) through Section 4.8(c) below if any of the events described in the applicable subsection below occurs at the Merger Closing, and execute the Irrevocable Surrender of Shares in substantially the form attached hereto as Exhibit B. Any Sponsor Earnout Equities that are surrendered for cancellation shall cease to be outstanding and shall automatically be cancelled and cease to exist as a matter of Cayman Islands law, and cannot be converted into the right to receive PubCo Ordinary Shares at the Merger Effective Time.

(a) (i) If the aggregate amount of the Transaction Financings that are not Company-initiated Transaction Financings (as defined below) (the “Aggregate Financing Amount”) is less than US$20,000,000, and (ii) the condition precedent regarding the Available Closing Cash set forth in Section 11.3(d) of the Agreement and Plan of Merger is waived by the Company and the Shareholders, all of the Sponsor Earnout Equities shall be immediately surrendered by the Sponsor to SPAC for cancellation without any consideration.

(b) If the Aggregate Financing Amount equals or exceeds US$40,000,000, none of the Sponsor Earnout Equities will be surrendered to SPAC for cancellation.

(c) If (i) the Aggregate Financing Amount equals or exceeds US$20,000,000 but is less than US$40,000,000, and (ii) the condition precedent regarding the Available Closing Cash set forth in Section 11.3(d) of the Agreement and Plan of Merger is waived by the Company and the Shareholders, and (iii) Sponsor has not completed the subscription of the SPAC Class A Ordinary Shares pursuant to Section 4.9(c) prior to the Merger Closing, the number of the Sponsor Earnout Equities that shall automatically be converted into the right to receive PubCo Ordinary Shares at the Merger Effective Time shall equal the product of (x) the number of Sponsor Earnout Equities and (y) the ratio of (A) Aggregate Financing Amount divided by (B) US$40,000,000, which product shall be rounded down to the nearest whole number, and all remaining Sponsor Earnout Equities shall be immediately surrendered by the Sponsor to SPAC for cancellation without any consideration.

Any surrender and cancellation of SPAC Ordinary Shares or PubCo Ordinary Shares (as applicable) and all references to surrender and cancellation of SPAC Ordinary Shares or PubCo Ordinary Shares (as applicable) described in this Agreement shall take effect as a surrender of SPAC Ordinary Shares or PubCo Ordinary Shares (as applicable) for no consideration as a matter of Cayman Islands Law.

“Sponsor Earnout Equities” means 2,280,000 SPAC Class B Ordinary Shares (the “SPAC Founder Shares”) that are held by the Sponsor , excluding (i) 400,000 SPAC Founder Shares to be distributed by the Sponsor to its employees or advisors prior to the Merger Closing, (ii) 100,000 SPAC Founder Shares to be transferred by the Sponsor to Fuji Solar immediately prior to or upon the Merger Closing, and (iii) 400,000 SPAC Founder Shares to be transferred to Fuji Solar promptly following the execution of this Agreement (if such transfer is not completed prior to the Merger Closing).

“Company-initiated Transaction Financing” means (i) any Transaction Financing that any Shareholder or Group Company has provided written notice to the SPAC as of the date hereof indicating that such Transaction Financing shall constitute a Company-initiated Transaction Financing, and (ii) any Transaction Financing solicited, initially contacted or first introduced by any Shareholder or any Group Company following the date hereof, provided that the Shareholder or the Group Company provides written notice to the SPAC indicating that such Transaction Financing shall constitute a Company-initiated Transaction Financing within five (5) Business Days following such solicitation, contact or introduction (the “Notice Period”), and such notice has been acknowledged by the SPAC without reasonable objection.

4.9 Shortfalls. The Sponsor, in connection with the Transactions, may (i) subscribe for additional SPAC Class A Ordinary Shares and execute the Subscription Agreement in substantially the form attached hereto as Exhibit A or (ii) surrender SPAC Class B Ordinary Shares and execute the Irrevocable Surrender of Shares in substantially the form attached hereto as Exhibit B, as applicable, as follows:

(a) if the investors in the PIPE Financing seek to purchase PubCo Ordinary Shares at a per share purchase price less than $10.00 per share (the “Benchmark Price”) , then prior to the Merger Closing, the Sponsor will purchase additional SPAC Class A Ordinary Shares in cash or surrender SPAC Class B Ordinary Shares to SPAC, each valued at $10.00 per share, at an aggregate value equal to difference of (x) the aggregate value of the PubCo Ordinary Shares issued to such investors in such PIPE Financing valued at the Benchmark Price, and (y) the proceeds actually received by the PubCo in connection with such PIPE Financing, provided that if there is a Company-initiated Transaction Financing entitling the investors to receive or exchange for PubCo Ordinary Shares (on an as-converted basis) at a per share price lower than $10.00 per share, the Benchmark Price shall be adjusted accordingly based on the terms and conditions of such Company-initiated Transaction Financing as mutually agreed by the Sponsor and PubCo;

(b) if the SPAC Transaction Expenses exceed US$2,500,000 (such excess amount, the “Excess SPAC Expenses”), the Sponsor may surrender a number of SPAC Class B Ordinary Shares held by the Sponsor to SPAC or acquire additional SPAC Class A Ordinary Shares in cash at an aggregate value equal to the Excess SPAC Expenses, in each case, prior to the Merger Closing, with each SPAC Ordinary Share issued, purchased or surrendered valued at $10.00 per share (as appropriately adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or similar events of the SPAC); and

(c) if the Aggregate Financing Amount equals or exceeds US$20,000,000 but is less than US$40,000,000, the Sponsor may, prior to the Merger Closing, at its discretion, subscribe for additional SPAC Class A Ordinary Shares at $10.00 per share (as appropriately adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or similar events of SPAC) in cash in full in immediately available funds prior to the Merger Closing at the aggregate value equal to (x) US$40,000,000 minus (y) the Aggregate Financing Amount.

For the avoid of doubt, the satisfaction of the Sponsor’s obligations to purchase additional SPAC Class A Ordinary Shares or surrender SPAC Class B Ordinary Shares pursuant to Section 4.9(a), Section 4.9(b) or Section 4.9(c) above shall not relieve the Sponsor of any of its obligations under the other two subsections, to the extent applicable.

4.10 Transaction Financings.

(a) Each of the parties hereto agrees that the terms and conditions of any Transaction Financing shall be mutually agreed by the PubCo and the SPAC.

(b) Each of the Sponsor and SPAC agrees that the gross proceeds of any Private Financing pursuant to which investors will invest in SPAC shall be deposited in a segregated escrow account and be irrevocably and unconditionally released to PubCo at the Merger Closing (or another time mutually agreed by PubCo and the investors).

(c) The Sponsor agrees that it shall bear any and all economic loss or dilution to the Group Companies and Shareholders in connection with the satisfaction of any conditions or requests from the existing SPAC Shareholders in exchange for the Redemption Waivers.

(d) Prior to the Merger Closing, PubCo shall cause the other Group Companies or its Shareholders not to consummate any equity financing of (i) VSUN or (ii) the Company, other than the Transaction Financings.

4.11 Transfer to Fuji Solar. The Sponsor hereby agrees that it shall use its best efforts to effect and complete (i) the Transfer of 100,000 SPAC Class B Ordinary Shares by the Sponsor to Fuji Solar (x) immediately prior to the Merger Closing, provided that the Merger is reasonably expected to be consummated, or (y) upon the Merger Closing, and (ii) the Transfer of 400,000 SPAC Class B Ordinary Shares by the Sponsor to Fuji Solar as soon as reasonably practicable and prior to the Merger Closing.

4.12 Confidentiality. The Sponsor hereby agrees that during the term of this Agreement and, in the event that the Agreement and Plan of Merger is terminated in accordance with its terms, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Group Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger or the other Transaction Documents, performing its obligations thereunder or enforcing its rights thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Group Company Confidential Information without the prior written consent of the Group Companies; and (ii) in the event that the Sponsor or any of its Representatives, during the term of this Agreement or, in the event that the Agreement and Plan of Merger is terminated in accordance with its terms, for a period of two (2) years after such termination, becomes legally compelled to disclose any Group Company Confidential Information, (A) provide the Group Companies to the extent legally permitted with prompt written notice of such requirement so that the Group Companies may seek a protective order or other remedy or waive compliance with this Section 4.12 and (B) in the event that such protective order or other remedy is not obtained, or the Group Companies waive compliance with this Section 4.12, furnish only that portion of such Group Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Group Company Confidential Information. In the event that the Agreement and Plan of Merger is terminated and the transactions contemplated thereby are not consummated, the Sponsor shall, and shall cause its Representatives to, promptly destroy any and all copies (in whatever form or medium) of Group Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

4.13 Consent to Disclosure. The Sponsor consents to and authorizes the PubCo or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the PubCo or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Merger or any other transactions contemplated by the Agreement and Plan of Merger or this Agreement, the Sponsor’s identity and ownership of the Sponsor’s Subject Shares, the existence of this Agreement and the nature of the Sponsor’s commitments and obligations under this Agreement, and the Sponsor acknowledges that the PubCo or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. The Sponsor agrees to promptly give the PubCo or SPAC, as applicable, any information that is in its possession that the PubCo or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and the Sponsor agrees to promptly notify the PubCo and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Sponsor shall become aware that any such information shall have become false or misleading in any material respect.

4.14 Excluded Shares. For the purposes of Sections 4.1, 4.2, 4.3 and 4.6 hereof, the Subject Shares shall not include the 400,000 SPAC Class B Ordinary Shares to be Transferred by the Sponsor to Fuji Solar after the date hereof and before the Merger Closing upon completion of such Transfer.

5. OTHER AGREEMENTS

5.1 The Sponsor Affiliate Agreements.

(a) Each of the Sponsor and the SPAC hereby agrees that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Insider Letter Agreement and the Share Escrow Agreement, except as otherwise provided for under this Agreement or any Transaction Document.

(b) Each of the Sponsor and the SPAC hereby agree that each agreement as of the Merger Effective Time between the SPAC (or any of its Subsidiaries), on the one hand, and the Sponsor or any of the Sponsor’s Affiliates (other than the SPAC or any of the SPAC’s Subsidiaries), on the other hand (but excluding any Transaction Document and any agreements with respect to the indemnification of the SPAC’s directors and officers, advancement of expense or exculpation or contribution of the SPAC’s directors and officers, or relating to reimbursements for reasonable and necessary business expenses incurred prior to the Merger Effective Time) (such agreements, together, the “the Sponsor Affiliate Agreements”) will be terminated effective as of the Merger Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any of the SPAC or the Sponsor, and on and from the Merger Effective Time, neither the SPAC, the Sponsor, nor any of their respective Affiliates or Subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Sponsor Affiliate Agreements and each of the SPAC and the Sponsor (for and on behalf of its Affiliates and Subsidiaries) hereby releases in full any and all claims with respect thereto with effect on and from the Merger Effective Time. Notwithstanding the foregoing of this Section 5.1(b), the Sponsor and the SPAC shall, and shall procure their Affiliates to, perform their respective duties, liabilities or obligations under and in accordance with the terms of the Sponsor Affiliate Agreements prior to the Merger Effective Time.

5.2 The Sponsor Release. The Sponsor (other than the SPAC or any of the SPAC’s Subsidiaries) and each of its successors, assigns and executors (each, a “the Sponsor Releasor”), effective as at the Merger Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the SPAC, PubCo, their respective Subsidiaries (if any) and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “the Sponsor Releasee”), from (a) any and all obligations or duties the SPAC, PubCo or any of their respective Subsidiaries (if any) has prior to or as of the Merger Effective Time to such Sponsor Releasor, and (b) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any the Sponsor Releasor has prior to or as of the Merger Effective Time, against any the Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Time (except in the event of fraud on the part of a the Sponsor Releasee); provided, however, that nothing contained in this Section 5.2 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Transaction Documents or the SPAC’s Governing Documents, including for any amounts owed pursuant to the terms set forth therein, (ii) for indemnification, advancement of expense, exculpation or contribution, in any the Sponsor Releasor’s capacity as an officer, director or employee of the SPAC, (iii) arising under any then-existing insurance policy of the SPAC, (iv) pursuant to a contract and/or SPAC policy, relating to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Merger Effective Time, or (v) for any claim for fraud.

5.3 Company Release. Each of the SPAC, PubCo and their respective Subsidiaries (if any) and each of its and their successors, assigns and executors (each, a “Company Releasor”), effective as at the Merger Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Sponsor (other than the SPAC or any of the SPAC’s Subsidiaries) and its respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (a) any and all obligations or duties such Company Releasee has prior to or as of the Merger Effective Time to such Company Releasor, (b) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has, may have or might have or may assert now or in the future, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Time (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 5.3 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement or the Transaction Documents, or (ii) for any claim for fraud or intentional and willful breach.

5.4 Further Assurances. The Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the SPAC and PubCo may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Agreement and Plan of Merger and the other Transaction Documents and (ii) refrain from exercising any veto right, consent right or similar right under the SPAC’s Governing Documents or the Companies Act (as revised) of the Cayman Islands which would prevent, impede or, in any material respect, interfere with, delay or adversely affect the consummation of the Merger or any other Transaction. If the Sponsor acquires or disposes of record or beneficial ownership of any Subject Shares following the date of this Agreement (or becomes aware, following the date hereof, of its record or beneficial ownership of any Subject Shares as of the date hereof, which shares are not already set forth on Schedule A), the Sponsor shall promptly notify the SPAC and PubCo, and Schedule A shall be updated to reflect the Sponsor’s ownership of such additional Subject Shares.

6. GENERAL PROVISIONS

6.1 Termination. This Agreement shall be effective as of the date hereof and shall immediately terminate upon the earlier of (i) the termination of the Agreement and Plan of Merger pursuant to its terms and (ii) the date on which none of parties hereunder has any rights or obligations hereunder; provided that, in the event that the Agreement and Plan of Merger is not terminated pursuant to its terms prior to the Merger Closing, Section 1, Section 2, Section 3, Section 4.1 to Section 4.4, and Section 4.7 shall terminate upon the Merger Closing. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), Section 4.12 shall survive in accordance with its terms and Section 4.13, Section 5.2, Section 5.3 and Section 6 shall survive indefinitely.

6.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in accordance with Section 13.3 of the Agreement and Plan of Merger to the SPAC and PubCo at their respective address as set forth in Section 13.3 of the Agreement and Plan of Merger and to the Sponsor at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.3 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without the prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. The Sponsor hereby acknowledges and agrees that (i) this Agreement is entered into for the benefit of and is enforceable by Company and its successors and assigns, and (ii) Fuji Solar is an express third party beneficiary of Section 4.11 of this Agreement, and Section 4.11 of this Agreement is enforceable by Fuji Solar and its successors and assigns.

6.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

6.6 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

6.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or between any of the parties hereto relating to the subject matter hereof or the transactions contemplated hereby.

6.8 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

6.9 Jurisdiction; Arbitration. Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English. The Law of this arbitration clause shall be Hong Kong Law. The arbitration award shall be final and binding on the parties hereto and the parties hereto undertake to carry out any award without delay. A request by a party hereto to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre-arbitration attachments or injunctions, shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

6.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.11 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at Law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

[Signature pages follow]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC	Blue World Acquisition Corporation

	By:	/s/ Liang Shi
	Name:	Liang Shi
	Title:	Chief Executive Officer and Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Sponsor	Blue World Holdings Limited

	By:	/s/ Liang Shi
	Name:	Liang Shi
	Title:	Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

PubCo	TOYO Co., Ltd

	By:	/s/ RYU Junsei
	Name:	RYU Junsei
	Title:	Director

[Signature Page to Sponsor Support Agreement]

SCHEDULE A

Name and Address of the Sponsor	Total SPAC Units Held	Total SPAC Class B Ordinary Shares Held	Total SPAC Rights Held	Total SPAC Warrants Held
Blue World Holdings Limited c/o: Blue World Holdings Limited 244 Fifth Avenue, Suite B-88 New York, NY 10001

SCHEDULE B

EXHIBIT A

Subscription Agreement

EXHIBIT B

Irrevocable Surrender of Shares